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                                                                   EXHIBIT 10.04


                             AMENDMENT NO. 2 TO THE
                1999 AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
                              STOCK INCENTIVE PLAN


         WHEREAS, American Axle & Manufacturing of Michigan, Inc., a Michigan corporation, predecessor to American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the "Company") has previously established the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (formerly known as the 1999 American Axle & Manufacturing of Michigan, Inc. Stock Incentive Plan), as amended (the "Plan"); and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan as set forth below in order to increase the number of shares authorized to be issued thereunder from 3,500,000 to 8,500,000.

         NOW, THEREFORE, the Plan shall be amended as follows:

1. Section 3, footnote 1 of the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan adopted by American Axle & Manufacturing Holdings, Inc., is amended and restated to read in its entirety as follows:

         "1. Pursuant to Section 9(a) of the Plan, the number of Shares to equal 3,500,000 after the conversion of shares pursuant to the proposed merger of the Company into American Axle & Manufacturing Holdings, Inc., plus an additional 5,000,000 Shares, such that a total of 8,500,000 Shares are authorized to be issued under the Plan."





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As approved by the Board of Directors at its meeting held on February 14, 2001